Exhibit 99.1

                       WESTERN RESOURCES ANNOUNCES
                         SECOND-QUARTER EARNINGS

     TOPEKA, Kansas, August 11, 1999 (6 p.m. CDT) -- Western Resources (NYSE:WR) today announced earnings from operations of $0.22 per share compared to $0.35 in the second quarter of 1998. Total earnings for the second quarter of 1999 were $0.27 per share versus $0.45 per share a year ago.

     The primary differences were the result of weather changes and other non-recurring items. In the second quarter of 1998, the region experienced eight days of 100-degree plus temperatures. In the second quarter of 1999, there were no days when the temperature exceeded the 100-degree mark. Additionally, proceeds received from corporate-owned life insurance policies and certain one-time gains totaled $0.10 in the second quarter of 1998.

     The following highlights Western Resources' second-quarter earnings by business line:

Electric Operations

     Electric operations contributed $0.32 to earnings per share in the second quarter this year, compared to $0.48 for the same quarter last year. Power marketing margins continue to improve and customer count is up about one percent. However, retail sales were off more than six percent caused mainly by weather that was 44 percent cooler than last year and 25 percent cooler than normal. Milder weather reduced earnings per share $0.14 from last year's second quarter.
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     Earnings from electric utility operations also were affected by a $10 million rate reduction put in place in June 1998. The company implemented an additional $10 million rate reduction June 1, 1999, as a result of a Kansas Corporation Commission (KCC) order issued in January 1997. This was the last of the scheduled rate reductions.

     Regarding the company's merger with Kansas City Power & Light Company (NYSE:KLT), a settlement agreement with the Missouri Public Service Commission
(MPSC) staff and the Office of Public Counsel was reached on July 19. At an administrative hearing earlier today, the Kansas Corporation Commissioners indicated that they were not prepared to support the agreement reached on May 6 among Western Resources, the KCC staff and City of Topeka. Western Resources awaits the Commission's final order. Settlement negotiations continue with the Federal Energy Regulatory Commission (FERC).

     "We remain focused on completing a financially sound merger by year end and beginning to accumulate the synergies and cost savings as soon as possible thereafter," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.

Natural Gas Operations

     The natural gas business, represented by the company's 45 percent investment in ONEOK, Inc., contributed $0.12 to earnings per share to the company in the second quarter of 1999. This contribution is the same as the second quarter of 1998.

     Southwest Gas shareholders approved its pending merger with ONEOK (NYSE:OKE) yesterday. Regulatory approval has been received in Nevada and agreements have been reached
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with the regulatory commission staffs in Arizona and California. All required approvals are expected before the end of the year. Completion of the transaction will create the nation's largest natural gas distributor with more than 2.6 million customers in five states.

Protection One

     As a commitment to focusing on customer service, Annette Beck, formerly customer service vice president for Western Resources, was named president and chief operating officer of Protection One on July 14. In addition, Tony Somma, who previously served as acting chief financial officer, was given the CFO duties on a permanent basis.

     "Protection One is putting in place a very dynamic senior management team to aggressively grow and retain customers and continually improve their standard of customer service," said Doug Lake, executive vice president and chief strategic officer for Western Resources, who also serves as chairman of the board for Protection One (NYSE:POI).

     Western Resources' 85 percent investment in Protection One resulted in a second-quarter operating loss of $0.09 per Western Resources' share versus an operating loss of $0.07 per share in 1998.

     In early 1999, Protection One consolidated monitoring of accounts to central locations to improve customer service. The execution of this strategy caused service disruptions that have adversely affected customer service. Protection One is addressing these customer service issues. In this regard, Protection One has hired approximately 150 additional service representatives.
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     Protection One is reviewing the accounting consequences, if any, of this customer service issue. If a change in the average estimated life of 10 years is determined to be appropriate, each one year decrease in life would increase annual amortization expense by about $14 million.

     Protection One's reported performance also was impacted by increased customer intangible amortization expense at the European business segment based upon the results of a recent appraisal. This adjustment reduced Protection One's earnings by approximately $2.4 million in earnings for the first half of the year.

     Protection One received a letter from the Division of Corporation Finance of the Securities and Exchange Commission on August 11, 1999. The letter raised questions about Protection One's financial statements and stated that, in the view of the staff, there are errors in the financial statements which are material to Protection One's financial statements. These questions relate to the methodology used by Protection One to amortize accounts and the allocation to customers' accounts in the Network Multifamily acquisition. See the company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC for further information.

     Separately, Protection One announced in late June a definitive agreement to sell its Mobile Services Group to ATX Technologies, Inc. for approximately $20.0 million in cash, plus a note and a preferred stock investment in ATX. Protection One will continue to deliver mobile services through a reseller arrangement with ATX. The sale of the Mobile operations is expected to add $0.14 per share to Western's earnings in the third quarter.
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Marketing Operations and Other

     Western Resources' 40 percent investment in Paradigm Direct, a nationwide marketing firm, added $.01 per share to company earnings in the first quarter of ownership.

     Other ongoing operations net of interest costs decreased earnings $0.13 per share for the quarter, compared to a negative $0.18 in 1998. This includes earnings from Western Resources' investment portfolio, such as Paradigm, reduced by unallocated interest. Earnings from COLI represented a $0.02 loss versus an $0.08 gain in the second quarter 1998. The difference represented life insurance proceeds received in the second quarter 1998. Finally, income from non-recurring events, other than COLI, contributed $0.07 per share of second quarter earnings compared to $0.02 per share in 1998.

     "During the next six months, our focus will remain on completing a financially sound transaction with KCPL, improving the profitability of Protection One and marketing products with recurring monthly revenue streams to our existing customer base," said Wittig.

     Western Resources indicated that while second-quarter results are less than a year ago, the company believes that for 1999, electric operations should contribute $129 to $132 million in earnings, assuming normal weather and operations. ONEOK is expected to yield earnings of $36 to $38 million and unallocated interest costs, net of investment income, should reduce earnings by $36 million.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in 48 states and Europe. Its utilities, KPL and KGE, provide electric service to approximately 620,000 customers in Kansas. Through its ownership in ONEOK , Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's 1998 Annual Report on Form 10-K and quarterly reports on Forms 10-Q for further discussion of factors affecting the company's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.